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                 WISCONSIN CENTRAL TRANSPORTATION CORPORATION
               (Name of Registrant as Specified in its Charter)

          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE
                  (Name of Person(s) Filing Proxy Statement)

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          Wisconsin Central Shareholders Committee to Maximize Value
                    8600 West Bryn Mawr Avenue--Suite 500N
                         Chicago, Illinois 60631-3579
                            Telephone: 773-714-8669

                                                      November 29, 2000

Dear Fellow Shareholder:

   Our Committee was created to reverse Wisconsin Central's decline in performance and share price and to maximize shareholder value. In reaction to the Committee's initiative, the Company's incumbent Board has now announced that it intends to change course and adopt a new business strategy that looks remarkably like the program proposed by the Committee.

   The Board also disclosed that it is paying yet another fee for advice on its new strategy to the same investment banking firm it had previously hired to help defeat the Committee's proposals.

   We believe it is clear that our Committee will be more effective in implementing our proposals to maximize shareholder value than the Company's incumbent Board and its advisors.

   We urge you to carefully consider the following issues and then to sign, date and return the Committee's WHITE consent card today.

  . Why has the Company now purported to adopt the major parts of the Committee's program?

   In the documents the Company first filed with the SEC in late October, the incumbent Board bitterly criticized the Committee's proposals to sell the Company's underperforming overseas investments and to seek a strategic buyer for the Company's domestic operation as "a naive, unworkable plan to liquidate the Company." The Company's documents went on to say that "in the judgment of the Board, the timing is not right for the sale of any of the Company's domestic or international properties . . .".

   Only three weeks later, by the time the Company's final documents were mailed to shareholders, the Board's tune had changed. Our Committee believes the Board reversed its position after one of the Company's major institutional investors indicated its support for the Committee's proposals. I have referred to the Board's change of heart as a "deathbed recantation."

   Wisconsin Central shareholders should ask themselves whether they have confidence in a Board that has decided on a complete change in the Company's business strategy only after realizing at the eleventh hour that many of the Company's major shareholders do not support the Board's long-standing policies.

   We think the answer is self-evident. Our Committee has the experience, industry standing and commitment to implement its program to maximize shareholder value. We don't believe the same can be said of the Company's incumbent Board and management.

  . Will conflicts of interest prevent the incumbent Board from aggressively pursuing its new strategy?

   In our view, only two of the Company's nine incumbent directors can reasonably be considered truly independent outside directors. We believe the remaining seven are in effect insiders who have benefited significantly from the policies in effect prior to the Board's recent change of heart.

   In our previous letter, we highlighted what we believe is an extraordinary level of payments by the Company to law firms and financial consultants owned by certain incumbent Board members. Will these directors aggressively pursue a strategy that will end the flow of funds they receive from the Company?
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   The Committee is also concerned at the apparent conflict of interest of
Board member Carl Ferenbach, who is also a Managing Director of Berkshire Partners. Berkshire, with its fellow venture capital fund Fay Richwhite & Company, controls each of the Company's international investments.

   In the Committee's opinion, the underperformance of the Company's international holdings is a direct result of the control exercised by these two venture capital firms. EWS's earnings fell 68% in the third quarter of this year compared with a year ago. Absent a major change in management direction, we believe it is entirely possible that Wisconsin Central will lose its entire investment in EWS. In our view, there is no one more responsible for management performance at EWS than WCLX director Carl Ferenbach.

   Will the incumbent Board be effective in disposing of the Company's underperforming international investments in light of the Board's close relationship with these venture capital funds? We believe our Committee, which is free of conflicts of interest, will be effective in implementing our program to maximize shareholder value. We think it is clear that the incumbent Board--which is shot-through with conflicts of interest--cannot be counted on to take the steps necessary to get Wisconsin Central back on the right track.

  . Can Goldman Sachs effectively represent the interests of Wisconsin Central shareholders?

   Our Committee is greatly concerned over the appointment of Goldman Sachs as the incumbent Board's financial advisor. This is the same investment banking firm that the Board had previously hired to help defeat the Committee's proposals.

   Goldman was also the lead underwriter in the initial public offering of Canadian National, and has served as CN's primary financial advisor ever since. We believe that CN is the most likely bidder for WCLX's domestic assets. The Company's appointment of Goldman Sachs appears to have been made without considering the conflict of interest that will inevitably arise from that firm's substantial past involvement with CN.

   Goldman is a shareholder in both Tranz Rail and in English Welsh & Scottish Railway and has a representative on the EWS Board. Goldman's representative on the EWS Board has historically been supportive of Berkshire and Fay Richwhite on management policy issues. The Committee therefore believes that Goldman, like Berkshire, is likely to have interests beyond advising the incumbent Board in disposing of these underperforming investments.

   Once again, we shareholders are confronted with a potentially serious conflict of interest situation. We believe there is a danger that Wisconsin Central's overseas and domestic assets will be sold at fire sale prices in an attempt by the incumbent Board to preempt the Committee's program. In our view, Goldman's relationship with CN and its interests in EWS and Tranz Rail do nothing but add to that risk.

  . The Committee will implement its program in the interest of all shareholders.

   Our Committee has carefully planned its program to maximize shareholder value and is confident that it has the experience and standing in the rail industry to implement its program. Every one of the Committee's director nominees has had hands-on experience in rail transport. Contrast that with the incumbent Board's relative lack of practical management experience in our industry! Since our Committee first made its proposals, share price has increased by 31%. Now the Company's incumbent Board has adopted the major points of the Committee's plan and is presenting it as their own. Where were they while Wisconsin Central's performance and share price dropped precipitously over the past 16 months?

   Wisconsin Central shareholders have the right to determine their own future by removing this Board and electing nominees of the Committee who are fully committed to eliminating the conflicts of interest and maximizing shareholder value. You can support our initiative. Do so by signing, dating and returning the enclosed WHITE consent card.

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   The issues are complex and may be difficult to follow for shareholders who have not been directly involved in management of the Company. I would be happy to discuss these matters with you by telephone or in person. Thank you for your support.

                                          Sincerely,

                                          Edward A. Burkhardt
                                          Chairman


                                IMPORTANT NOTE:

        If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated or
               the Committee at the following telephone numbers:

              INNISFREE M&A INCORPORATED: 888-750-5834 (toll-free)

                          THE COMMITTEE: 773-714-8669

        Please do not sign or return the Company's blue revocation card.


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